Exhibit 99.1

For Immediate Release

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

ORACLE NAMES RONA FAIRHEAD

TO THE BOARD OF DIRECTORS

REDWOOD SHORES, Calif., July 10, 2019 — The Oracle Board of Directors today announced that it has unanimously elected Rona A. Fairhead to the company’s Board of Directors. The election is effective as of July 31, 2019 and increases the size of the Board to 15 directors.

“I am very pleased to welcome Mrs. Fairhead to the Board,” said Larry Ellison, Chairman of the Board of Directors and Chief Technology Officer. Bruce Chizen, Chair of the Nomination and Governance Committee, added, “Mrs. Fairhead is an accomplished leader with extensive international experience in finance, risk management, government affairs and global operations. The Board will benefit from her unique perspective.”

Mrs. Fairhead, 57, most recently served as Minister of State for Trade and Export Promotion, Department for International Trade in the United Kingdom from September 2017 to May 2019. She previously served as Chair of the British Broadcasting Corporation Trust (BBC) from 2014 to 2017. From 2006 to 2013, Mrs. Fairhead served as Chair and Chief Executive Officer of the Financial Times Group Limited, which was a division of Pearson plc, and, prior to that, she served as Pearson’s Chief Financial Officer. Before joining Pearson, Mrs. Fairhead held a variety of leadership positions at Bombardier Inc. and Imperial Chemical Industries plc. Mrs. Fairhead previously served as a director of HSBC Holdings plc and PepsiCo, Inc.

Members of Oracle’s Board of Directors serve one-year terms and stand for election at the company’s next annual meeting of stockholders in November 2019.

About Oracle

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“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. A detailed discussion of these factors and other risks that affect our business is contained in our U.S. Securities and Exchange Commission (“SEC”) filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC, by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on Oracle’s Investor Relations website at http://www.oracle.com/investor. All information set forth in this press release is current as of July 10, 2019. Oracle undertakes no duty to update any statement in light of new information or future events.